Exhibit 10.1

FIRST AMENDMENT TO

PLAINS ALL AMERICAN GP LLC 1998

LONG-TERM INCENTIVE PLAN

June 27, 2003

By resolution of the Compensation Committee of the Board of Directors of Plains All American GP LLC, the Plains All American GP LLC 1998 Long-Term Incentive Plan is hereby amended as follows:

1.	The definition of “Award” in the Plan shall be amended in its entirety to read:

“Award” means an Option or Restricted Unit (or cash equivalent) granted under the Plan.

2.	Clause (v) of the penultimate sentence of Section 3 of the Plan is hereby amended in its entirety to read:

(v) determine whether, how, to what extent, and under what circumstances Awards may be settled (including settlement in cash), exercised, canceled or forfeited;

3.	Section 7(ii) of the Plan is hereby amended in its entirety to read:

Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted (including without limitation requiring or allowing for an election to settle an award in cash), provided no change, other than pursuant to Section 7(iii), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.